UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2019

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21680 Haggerty Road, Northville, MI		48167
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	THRM	The Nasdaq Global Select Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2019, Gentherm Incorporated (the “Company”) announced that Thomas Stocker (“Stocker”), age 48, was appointed to be the Senior Vice President and General Manager of the Automotive Climate and Comfort Business, with a primary work location in Odelzhausen, Gerrmany, and effective on or about September 1, 2019 (the “Stocker Start Date”).

Stocker comes to the Company from HENSOLDT GmbH, a global defense and security electronics company, where he was the Chief Technology Officer and Head of Engineering since September 2018. At HENSOLDT, he led the setup of change programs that established Agile and Platform development to increase efficiency, time to market, and quality across all functions. Prior to HENSOLDT, Stocker held several senior level business unit leadership positions at Harman International, a global provider of connected car technology and wholly-owned subsidiary of Samsung Electronics, from September 2013 to August 2018. These roles included responsibility for growth, profitability, and technology execution. He was the Senior Vice President and General Manager, BMW focused business unit, responsible for all global Harman and Samsung business related to BMW. Other roles at Harman included Senior Vice President and General Manager, Connected Car Asia Pacific, where he was based in Shanghai and had responsibility for China, Korea, India, and Japan for the division. He was also responsible for the connected car division in Europe as Senior Vice President and General Manager, Infotainment Europe. Prior to that, Stocker held various roles of increasing responsibility at BMW where he led the execution of some of the most advanced technology for the automaker. Stocker holds a Master’s degree in Electronics from Ravensburg-Weingarten University of Applied Sciences.

A copy of the Company’s news release announcing Stocker’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On July 5, 2019, Gentherm GmbH (“Gentherm Germany”) and Stocker entered into a written agreement concerning Stocker’s employment (the “Stocker Contract”).

The Stocker Contract provides that Stocker will receive an annual salary of €400,000 (approximately $450,000, based on the Euro to U.S. Dollar conversion rate of 1.125 in effect on July 5, 2019) and that Stocker is eligible for an annual cash bonus pursuant to the Amended and Restated Gentherm Incorporated Senior Level Performance Bonus Plan with a target bonus of 50% of annual salary. Stocker will receive other perquisites, such as paid vacation, use of a Company-owned automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers.

Stocker will be entitled to receive (1) a cash starting bonus of €200,000 (approximately $225,000) during the first 30 days of his employment (the “Signing Bonus”) and (2) on the Stocker Start Date, restricted stock units (“RSUs”) equal to €220,000 (approximately $247,500) divided by the Company’s 10-trading day average stock price ending on the Stocker Start Date, vesting over three years in equal annual installments (the “Initial Equity Grant”). The Initial Equity Grant will be awarded to Stocker under the Gentherm Incorporated 2013 Equity Incentive Plan and pursuant to a Restricted Stock Unit Award Agreement (Time-Based) (the “Time-Based RSU Agreement”).

Under the terms of the Time-Based RSU Agreement, each RSU represents the right to receive one share of Common Stock upon vesting and the satisfaction of any required tax withholding obligation. Stocker must remain continuously employed from the grant date to the applicable vesting date of each RSU granted under the Time-Based RSU Agreement for vesting to occur. Notwithstanding the foregoing, the Time-Based RSUs will vest as of the date of Stocker’s termination in the case of (i) Stocker’s death or Disability or (ii) within 12 months after a Change in Control, termination without Cause by the Company, a subsidiary or successor thereof or termination for Good Reason by Stocker (with capitalized terms each as defined in the Time-Based RSU Agreement).

In the event that Stocker terminates his employment within 24 months of the Stocker Start Date, Stocker will be required to repay an amount equal to the Signing Bonus minus 1/24th of such amount for each full month of employment, as further provided for under German law.

During the first six months of Stocker’s employment, Stocker or Gentherm Germany may terminate Stocker’s employment on four weeks’ notice. Following such period, either party may terminate with six months’ notice and Gentherm Germany may release Stocker from his duties under the Stocker Contract provided that Gentherm Germany continues to pay Stocker through the notice period.

Any incentive cash or equity compensation paid to Stocker will be subject to the Gentherm Incorporated Compensation Clawback Policy.

Stocker has also signed a Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”). Pursuant to the Confidentiality Agreement, Stocker will be subject to non-competition and non-solicitation requirements during employment and for 12 months after the termination of employment, and he will be subject to an ongoing confidentiality obligation also after his departure.

A copy of the Stocker Contract will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2019.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Wayne Kauffman

Wayne Kauffman

Vice President and General Counsel

Date: July 11, 2019